Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Royal Dutch Shell plc of the report dated March 29, 2005, relating to the financial statements of Royal Dutch Petroleum Company, which appears in the Royal Dutch Petroleum Company and the “Shell” Transport and Trading Company, p.l.c. Annual Report on Form 20-F/A (Amendment No.1) for the year ended December 31, 2004. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ KPMG Accountants N.V.

KPMG Accountants N.V. The Hague
18 May, 2005